Exhibit 3.35

AGREEMENT OF LIMITED PARTNERSHIP
OF
FLEETWOOD HOMES OF TEXAS, L.P.
A TEXAS LIMITED PARTNERSHIP

DATED AS OF NOVEMBER 30, 1999

THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE TEXAS SECURITIES ACT OR OTHER SIMILAR STATE STATUTES IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES.  THE SALE OR OTHER DISPOSITION OF THE LIMITED PARTNERSHIP INTERESTS IS RESTRICTED, AS SET FORTH IN THIS LIMITED PARTNERSHIP AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE GENERAL PARTNER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE STATUTES BY ACQUIRING THE LIMITED PARTNERSHIP INTEREST REPRESENTED BY THIS AGREEMENT OF LIMITED PARTNERSHIP, EACH LIMITED PARTNER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS LIMITED PARTNERSHIP INTEREST WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND THE RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS AGREEMENT.

TABLE OF CONTENTS

Article I

THE PARTNERSHIP

1.1	Definitions	1
1.2	Organization	4
1.3	Partnership Name	4
1.4	Purpose	4
1.5	Principal Place of Business	5
1.6	Term	5
1.7	Filings: Agent for Service of Process	5
1.8	Independent Activities	5

Article II

PARTNERS’ CAPITAL CONTRIBUTIONS

2.1	Maintenance of Capital Accounts	5
2.2	General Partner	6
2.3	Limited Partners	6
2.4	Other Matters	6
2.5	Additional Contributions	7
2.6	Failure to Make Additional Capital Contributions	7

Article III

ALLOCATIONS

3.1	Profits	8
3.2	Losses	9
3.3	Special Allocations	9
3.4	Other Allocation Rules	10
3.5	Tax Allocations: Code Section 704(c)	10

Article IV

DISTRIBUTIONS

4.1	In General	11
4.2	Amounts Withheld	11
4.3	Discretion of General Partner	11

i

Article V

MANAGEMENT

5.1	Authority of the General Partner	12
5.2	Right to Rely on General Partner	13
5.3	Restrictions on Authority of General Partner	14
5.4	Duties and Obligations of General Partner	14
5.5	Indemnification of Certain Persons	15
5.6	Compensation and Loans	16
5.7	Operation Restrictions	16

Article VI

ROLE OF LIMITED PARTNER

6.1	Rights or Powers	16
6.2	Voting Rights	17

Article VII

BOOKS AND RECORDS

7.1	Books and Records	17
7.2	Annual Reports	17
7.3	Tax Information	17

Article VIII

AMENDMENTS AND MEETINGS

8.1	Amendments	17
8.2	Meetings of the Partners	18

Article IX

TRANSFERS OF INTERESTS

9.1	Admission of New Partners	18
9.2	Restriction on Transfers	19
9.3	Voluntary Transfers of Partnership Interests	19
9.4	Transfers by General Partner	20
9.5	Options on Involuntary Transfers	20
9.6	Exercise of Options	21
9.7	Prohibited Transfers	22

9.8	Right of Transferee to Become a Partner	22
9.9	Right of Partner to Assign Partner’s Interest	22

Article X

GENERAL PARTNERS

10.1	Additional General Partners	22
10.2	Resignation and Removal of General Partners; Conversion of General Partnership Interest	23
10.3	Covenant Not to Withdraw, Transfer or Dissolve	23

Article XI

WITHDRAWAL AND WINDING UP

11.1	Withdrawal by a Partner	24
11.2	Redemption of Withdrawing Partner’s Interest if Partnership Not Wound Up	24
11.3	Distribution in Liquidation of a Partner’s Interest	24
11.4	Liquidating Events	25
11.5	Winding Up	25
11.6	No Additional Compensation	26
11.7	Compliance With Timing Requirements of Regulations	26
11.8	Consequences of a Tax Termination	27
11.9	Rights of Limited Partner	27

Article XII

POWER OF ATTORNEY

12.1	General Partner as Attorney-In-Fact	27
12.2	Nature of Special Power	27

Article XIII

MISCELLANEOUS

13.1	Notices	28
13.2	Binding Effect	28
13.3	Construction	29
13.4	Headings	29
13.5	Severability	29
13.6	Incorporation by Reference	29

13.7	Further Action
13.8	Variation of Pronouns
13.9	Governing Law
13.10	Waiver of Action for Partition
13.11	Counterpart Execution
13.12	Sole and Absolute Discretion

AGREEMENT OF LIMITED PARTNERSHIP
OF
FLEETWOOD HOMES OF TEXAS, L.P.

A TEXAS LIMITED PARTNERSHIP

This AGREEMENT OF LIMITED PARTNERSHIP is made effective as of November 30, 1999, among the General Partner and the Limited Partners identified in Exhibit “A” hereto pursuant to the provisions of the Texas Revised Limited Partnership Act on the following terms and conditions:

Article I

THE PARTNERSHIP

1.1                              Definitions.  Capitalized words and phrases used in this Agreement have the following meanings:

(a)                                “Act” means the Texas Revised Limited Partnership Act, as set forth in Article 6132a-1 of Vernon’s Civil Statutes, as amended from time to time (or any corresponding provisions of succeeding law).

(b)                               “Adjusted Capital Account Deficit” means the negative balance, if any, of a Partner’s Capital Account after all adjustments thereto have been made under this Partnership Agreement, other than the adjustments required under Section 3.3(b) hereof and after the Partner’s Capital Account balance has been -

(i)                                   increased by any amounts which the Partner is obligated to restore pursuant to any provision of this Partnership Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Regs. §§ 1.704-2(g)(1) and 1.704-2(i)(5), and

(ii)                                decreased by any amounts described in Treas. Regs. §§ 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6).

(c)                                “Available Cash” means cash on hand in the Partnership after the payment of, or provision for the payment of, all of the Partnership’s obligations then due and after the establishment of such reserves as the General Partner may think appropriate for all debts, expenses, capital expenditures, and contingencies of the Partnership.

(d)                               “Affiliate” of a Partner means an entity directly or indirectly controlling, controlled by or under common control with that Partner where control means the ownership or control, directly or indirectly, of more that fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter during the term of this Agreement; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

(e)                                “Agreement” or “Partnership Agreement” means this Agreement of Limited Partnership, as amended from time to time.

(f)                                  “Capital Account” means, with respect to any Partner, the capital account maintained for such Partner in accordance with the provisions of Section 2.1 of this Agreement.

(g)                               “Capital Contributions” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Interest in the Partnership held by such Partner.

(h)                               “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(i)                                   “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period.

(j)                                   “General Partner” means each Person who from time to time (i) is identified as such on Exhibit “A” to this Agreement or has become a General Partner pursuant to the terms of this Agreement and (ii) has not ceased to be a General Partner pursuant to the terms of this Agreement.

(k)                                “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                                   Except as provided in clause (iv) below, the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset on the date of contribution, as determined by the contributing Partner and the Partnership;

(ii)                                The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner with the agreement of the Partners, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.  For purposes of this clause (ii) Partnership assets being adjusted shall include receivables, payables and other items in which the Partnership has unrealized income or deductions and the fair market value of such items shall be their face amounts;

(iii)                             Except as provided in clause (v) below, the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution as determined by the Partnership and the Partner to whom the asset is distributed;

(iv)                            The Gross Asset Value of any promissory note contributed to the Partnership by a Partner who is the maker of the note shall be zero, and except as provided in Section 2.1(e) the contributing Partner’s Capital Account will be subsequently credited with the amount of any principal payments received on the note by the Partnership or the amount received by the Partnership upon a taxable disposition of the note.  The preceding sentence shall not apply to any promissory note that is readily tradeable on an established securities market; and

(v)                               The Gross Asset Value of any promissory note made by the Partnership and distributed to a Partner will be zero, and except as provided in Section 2.1(e) that Partner’s Capital Account will be subsequently debited with the amount of any principal payments received by him on the note or the amount received by him upon a taxable disposition of the note.  The preceding sentence shall not apply to any promissory note that is readily tradeable on an established securities market.

(l)                                   “Interest” means an ownership interest in the Partnership held by a Person pursuant to this Agreement representing a percentage of the total partnership interests, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement and applicable law.

(m)                             “Limited Partner” means any Person from time to time (i) whose name is set forth in Exhibit “A” hereto or who has become a Limited Partner pursuant to the terms of this Agreement, and (ii) who holds an Interest.  “Limited Partners” means all such Persons.

(n)                               “Majority in Interest of the Partners” at any time means Partners whose voting rights have not been suspended and whose aggregate Sharing Percentages exceed the indicated percentage or, if no percentage is indicated, exceed 50%.

(o)                               “Partners” means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein.  “Partner” means any one of the Partners.

(p)                               “Partner Obligation” means the obligation, if any, of a Partner to make additional Capital Contributions, to restore the negative balance of his Capital Account, to compensate the Partnership or its other Partners for any damages resulting from the Partner’s acts or omissions, or to pay any other amount due and owing to the Partnership.

(q)                               “Partnership” means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

(r)                                  “Person” means any individual, partnership, corporation, trust, governmental unit, or other entity.

(s)                                “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), increased by tax exempt income and decreased by items described in § 705(a)(2)(B) of the Code, provided however that if any property is carried on the books of the Partnership at a value that differs from that property’s adjusted basis for tax purposes, gain, loss, depreciation, and amortization with respect to such property shall be computed by reference to the book basis of such property, consistently with the requirements of Regulations § 1.704-1(b)(2)(iv)(g); and provided further that any item allocated under Section 3.3 shall be excluded from the computation of Profits and Losses.

(t)                                  “Property” means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

(u)                               “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(v)                               “Sharing Percentage” means a Partner’s allocable share, expressed as a percentage as shown on Exhibit “A” of an indicated item of profit, income, gain, loss, expense, deduction, or other allocable item of the Partnership.

1.2                              Organization.  The Partners hereby agree to organize the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

1.3                              Partnership Name.  The name of the Partnership shall be Fleetwood Homes of Texas, L.P.  The General Partner may change the name of the Partnership upon 10 days notice to the Limited Partners.  The Partnership shall hold all of its property in the name of the Partnership and not in the name of any Partner.  All business of the Partnership shall be conducted in the Partnership name or in one or more assumed names selected by the General Partner from time to time.

1.4                              Purpose.  The purpose of the Partnership is:

(a)                                to design, manufacture, assemble, fabricate, produce, purchase, import, receive, lease as lessee, or otherwise acquire, own, hold, store, use, repair, service, maintain, mortgage, pledge, or otherwise encumber, sell, assign, lease as lessor, distribute, export and otherwise dispose of, and generally to trade and deal in and with at wholesale or retail, as principal, agent or otherwise, mobile home units and related products and any and all shops, plants, stores, machinery, tools, equipment, appliances, devices, supplies, materials, goods, wares and merchandise used or useful in connection with any of the foregoing and to engage in any and all activities related or incidental thereto;

(b)                               to enter into any other lawful investment or business enterprise; and

(c)                                to conduct any other purpose or activity as the Partners shall agree which is permissible under the laws of the State of Texas.

1.5                              Principal Place of Business.  The principal place of business of the Partnership shall be 101 East Old Settlers Boulevard, Suite 202, Round Rock, Texas 78664.  The General Partner may change the principal place of business of the Partnership to any other place within the State of Texas upon 10 days notice to the Limited Partners.

1.6                              Term.  The term of the Partnership shall commence on the later of November 30, 1999 or the date the certificate of limited partnership (the “Certificate”) is filed in the office of the Secretary of State of Texas in accordance with the Act and shall continue until the winding up and liquidation of the Partnership as provided in Article XI hereof.  Prior to the time that the Certificate is filed, no Person shall represent to third parties the existence of the Partnership or hold himself out as a Partner.

1.7                              Filings: Agent for Service of Process.

(a)                                The General Partner shall cause the Certificate to be filed in the office of the Secretary of State of Texas in accordance with the provisions of the Act.  The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of Texas.  The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act.

(b)                               The General Partner shall execute and cause to be filed original or amended Certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other states or jurisdictions in which the Partnership engages in business.

(c)                                The agent for service of process on the Partnership shall be CT Corporation System or any successor as appointed by the General Partner.

(d)                               Upon the dissolution of the Partnership, the General Partner, (or, in the event there is no remaining General Partner, any Person elected pursuant to Section 11.5 hereof) shall promptly execute and cause to be filed certificates of dissolution in accordance with the Act and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

1.8                              Independent Activities.  The General Partner and each Limited Partner may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same or competitive with those of the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner.

Article II

PARTNERS’ CAPITAL CONTRIBUTIONS

2.1                              Maintenance of Capital Accounts.  A separate Capital Account shall be maintained on the books of the Partnership for each Partner as follows:

(a)                                To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s allocable share of Profits, and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

(b)                               To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Partner from the Partnership, such Partner’s allocable share of Losses, and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c)                                Each Partner’s Capital Account shall be adjusted in accordance with Treas. Regs. §§ 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g) if the Gross Asset Value of any asset is adjusted.

(d)                               In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the respective Capital Accounts of the transferee and transferor shall be adjusted in accordance with Treas. Regs. § 1.704-1(b)(2)(iv)(1).

(e)                                Upon the liquidation of a Partner’s Interest, the Partner’s Capital Account will be debited or credited, as appropriate, for the fair market value of certain promissory notes in accordance with Treas. Regs. §§ 1.704-1(b)(2)(iv)(d)(2) and 1.704-1(b)(2)(iv)(e)(2).

(f)                                  Each Partner’s Capital Account shall be adjusted as required by Treas. Regs. § 1.704-1(b)(2)(iv)(k) for depletion and gain or loss with respect to the Partnership’s oil and gas properties.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas. Regs. § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

2.2                              General Partner.  The names, addresses, Capital Contributions, and Sharing Percentages of the General Partners are as set forth in Exhibit “A” attached hereto.

2.3                              Limited Partners.  The names, addresses, Capital Contributions, and Sharing Percentages of the Limited Partners are as set forth in Exhibit “A” hereto.

2.4                              Other Matters.

(a)                                Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of his Capital Contributions or withdraw capital from the Partnership without the consent of all Partners.  Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

(b)                               No Partner shall receive any interest on, or salary or drawing with respect to, his Capital Contributions or his Capital Account except as otherwise provided in this Agreement.

(c)                                Except as otherwise provided by this Agreement or by an assumption agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership in his capacity as a Limited Partner.  Except as otherwise provided by this Agreement, by any other agreements among the Partners, or by applicable state law, a Limited Partner shall be liable only to make his Capital Contributions and shall not be required to lend any funds to the Partnership or, after his Capital Contributions have been paid, to make any additional contributions to the Partnership.

2.5                              Additional Contributions.  The Partners shall be required to make additional Capital Contributions from time to time as follows: the General Partner may require the Partners to make additional contributions to the capital of the Partnership by sending each Partner written notice stating the amount of additional capital needed and the reasons therefor.  Within thirty (30) days after the receipt of such notice each Partner shall contribute to the Partnership the total capital needed multiplied by the Partner’s Sharing Percentage.

2.6                              Failure to Make Additional Capital Contributions.

(a)                                In General.  If any Partner (the “Defaulting Partner”) fails or refuses to pay any additional Capital Contribution to the Partnership within the thirty (30) day period provided for in Section 2.5, the Defaulting Partner’s right to receive distributions from the Partnership or vote on any Partnership matter shall be immediately suspended.  However, unless a portion of the Defaulting Partner’s interest in the Partnership is acquired by a Contributing Partner pursuant to Subsection 2.6(c), the Defaulting Partner shall continue to be allocated such Partner’s share of Partnership income, gains, losses, and credits.  Except as otherwise provided in this Section, the suspension shall remain in effect from the date it is invoked until the Defaulting Partner contributes to the Partnership (i) the amount of the Defaulting Partner’s deficiency and (ii) interest on the deficiency at a rate of twelve percent (12%) per annum.  Any distributions to which the Defaulting Partner would otherwise be entitled but which are withheld by the Partnership pursuant to this Section shall be applied against the deficiency and interest owed by the Defaulting Partner to the Partnership, first against interest accrued on such Defaulting Partner’s deficiency and then against the deficiency itself.  A Defaulting Partner’s Capital Account will be credited to the extent such credits are applied against the deficiency.  Interest credited will be treated as income of the Partnership.  The Partnership shall have a lien against the Defaulting Partner’s Interest in the Partnership, and each Partner hereby assigns to the Partnership a security interest in such Partner’s Interest in the Partnership, to secure all obligations of the Partner to the Partnership under this Agreement.  Each Partner agrees to execute such financing statements and other documents as the General Partner may reasonably request to perfect the security interest granted by this Agreement.  The Partnership may take any legal action to recover the amount of any deficiency or interest owed by a Defaulting Partner to the Partnership, including foreclosing on the Partnership’s security interest in the Defaulting Partner’s Interest in the Partnership, and the Defaulting Partner shall be further liable to the Partnership for any reasonable attorneys’ fees and collection and court costs incurred by the Partnership in taking such action.

(b)                               Non-Defaulting Partners’ Option to Advance Funds to Cover Deficiency of Defaulting Partner.  Non-Defaulting Partners may, at the sole option of each, advance to the Partnership the funds not contributed by a Defaulting Partner and at any time thereafter notify the Defaulting Partner of such action.  If more than one of the Non-Defaulting Partners elect to advance such funds, they (the “Contributing Partners”) shall do so in such proportions as they determine or, if not agreed upon, in proportion to their respective Sharing Percentage.  In the event of the liquidation of the Partnership, in addition to any other remedy a Contributing Partner may have, the Defaulting Partner shall repay in cash within 30 days of the liquidation to each Contributing Partner all monies he advanced to the Partnership on behalf of the Defaulting Partner which have not been repaid or otherwise discharged.

(c)                                Contributing Partners’ Option to Acquire Defaulting Partner’s Interest.  If, within thirty (30) days of the receipt of a notice given under subsection 2.6(b), the Defaulting Partner has not repaid to that Contributing Partner the amount advanced to the Partnership by that Contributing Partner, with interest on that amount at an annually compounding rate of twelve percent (12%) per annum, that Contributing Partner, in addition to any other remedy he may have and notwithstanding any other provision of this Agreement, shall have the option for a period of thirty (30) days following the expiration of such thirty (30) day period to acquire a portion of the Defaulting Partner’s Interest in satisfaction of the Defaulting Partner’s obligation to repay him.  The portion of the Defaulting Partner’s interest in the Partnership that may be acquired by that Contributing Partner is equal to a fraction the numerator of which is the amount of that Contributing Partner’s advance then remaining unpaid and the denominator of which is the balance of the Defaulting Partner’s Capital Account as of the effective date of the acquisition (including the Contributing Partner’s advance to that Capital Account).  In determining the denominator under the preceding sentence, the Contributing Partner or the Defaulting Partner may require that an adjustment be made to reflect the Defaulting Partner’s share of any profit, loss, or other item properly chargeable to the Defaulting Partner’s Capital Account which has actually been recognized by the Partnership between the last date on which the books of the Partnership were closed and the effective date of the acquisition.  Such acquisition shall be effective as of the date a Contributing Partner advanced such Contributing Partner’s portion of the Defaulting Partner’s delinquency to the Partnership.  Any Contributing Partner electing to so acquire a portion of the Defaulting Partner’s Interest in the Partnership will then assume all rights and responsibilities related to that portion of the Defaulting Partner’s Interest.

Article III

ALLOCATIONS

3.1                              Profits.  After giving effect to the special allocations set forth in Section 3.3 hereof, Profits for any fiscal year shall be allocated as follows:

(a)                                First, all Profits shall be allocated among all Partners pro rata in accordance with their respective Sharing Percentages.

(b)                               Thereupon, the Profits thereby allocated to any Limited Partner shall be immediately reallocated to the General Partners to the extent that any Losses theretofore allocated away from that Limited Partner and to the General Partners pursuant to Section 3.2(b) have not been offset by previous reallocations under this Section 3.1(b).  All Profits allocable to the General Partners under this Section 3.1(b) shall be allocated among the General Partners in direct proportion to the then balance of each General Partner’s previous allocations under Section 3.2(b) less his previous allocations under this Section 3.1(b).

3.2                              Losses.  After giving effect to the special allocations set forth in Section 3.3 hereof; Losses for any fiscal year shall be allocated as set forth in Section 3.2(a) below, subject to the limitation in Section 3.2(b) below.

(a)                                Losses for any fiscal year shall be allocated among all Partners pro rata in accordance with their respective Sharing Percentages.

(b)                               The Losses allocated to any Limited Partner pursuant to Section 3.2(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing that Limited Partner to have an Adjusted Capital Account Deficit at the end of the fiscal year in which the allocation is made.  All Losses in excess of the limitations set forth in this Section 3.2(b) shall be allocated among the General Partners in direct proportion to their respective Sharing Percentages as General Partners.

3.3                              Special Allocations.  The following special allocations shall be made in the following order:

(a)                                Minimum Gain Chargeback.  If, during the Partnership’s fiscal year, there is a net decrease in the Partnership’s minimum gain (as determined under Treas. Regs. § 1.704-2(d)), then items of income and gain of the Partnership shall be allocated to each Partner having a share of such minimum gain in accordance with Treas. Regs. § 1.704-2(f).  This provision is intended to comply with the “minimum gain chargeback” requirement in the above referenced Section of the Regulations, and shall, to that extent, be interpreted consistently therewith.  If during a Partnership taxable year there is a net decrease in Partner non-recourse debt minimum gain, as defined in Treas. Regs. § 1.704-2(i)(2), any Partner with a share of that Partner non-recourse debt minimum gain (determined under Treas. Regs. § 1.704-2(i)(5) as of the beginning of the year) must be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Partner’s share of the net decrease in the Partner non-recourse debt minimum gain in compliance with Treas. Regs. § 1.704-2(i)(4).

(b)                               Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treas. Regs. §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 3.3(b) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3(b) were not in the Agreement.

(c)                                Gross Income Allocation.  In the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Regs §§ 1.704-2(g)(1) or 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Section 3.3(b) hereof and this Section 3.3(c) were not in the Agreement.

(d)                               Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treas. Regs. § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(e)                                Change in Regulations.  If any of the specific Regulations upon which the special allocations provided for in this Article III are based are hereafter changed, or if new Regulations are hereafter adopted, which changes or new Regulations, in the opinion of the tax counsel retained by the Partnership, make it necessary to revise the foregoing special allocation rules or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation of net income, net losses, credits or other tax attributes otherwise provided for would be altered as a result of a challenge thereto by the Internal Revenue Service, the Partners agree to make such reasonable amendments to the Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Partners as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially affecting the amounts distributable to any Partner pursuant to this Agreement.

3.4                              Other Allocation Rules.

(a)                                For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

(b)                               For purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treas. Regs. § 1.752-3, the Partners’ interests in Partnership profits are as set forth in Section 3.1(a) above.

3.5                              Tax Allocations: Code Section 704(c).  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership (including those subsequently contributed by the Partnership to another entity taxable as a partnership under the Code) shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section (k) (i) hereof).

In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section (k) (ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

The General Partner may elect in its discretion to use curative allocations or the remedial allocation method, as permitted by Treas. Regs. § 1.704-3, in association with any allocation pursuant to this Section 3.5.

In the event that a Partner contributes to the Partnership property as to which the disparity between its adjusted basis for federal income tax purposes and its Gross Asset Value is small, within the meaning of Treas. Regs. § 1.704-3(e)(1), the General Partner may in its discretion disregard this Section 3.5 or defer its application until the Partnership disposes of such property.

Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement and conforms to the requirements of Treas. Reg. § 1.704-3.  Allocations pursuant to this Section 3.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Article IV

DISTRIBUTIONS

4.1                              In General.  Except as otherwise specifically provided in the Agreement, Available Cash shall be distributed from time to time as the General Partner may determine in its discretion among all Partners pro rata in accordance with their respective Sharing Percentages.

4.2                              Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to a Partner shall be treated as amounts distributed to that Partner pursuant to this Article IV for all purposes under this Agreement.  The General Partner may allocate any such amounts among the Partners in any manner that is in accordance with applicable law.

4.3                              Discretion of General Partner.  The Partners intend to authorize the General Partner to use broad discretion with respect to the investment, reinvestment and distribution of the Partnership assets; provided, however, notwithstanding any provision herein to the contrary, the General Partner may not withhold any distribution of funds to the Partners which would violate the General Partner’s fiduciary duty under the Act.

Article V

MANAGEMENT

5.1                              Authority of the General Partner.  Except to the extent otherwise provided herein or in Exhibit “B” hereto, the General Partner shall have the sole and exclusive right to manage the business of the Partnership and shall have all of the rights and powers which may be possessed by general partners under the Act including, without limitation the right and power to:

(a)                                acquire by purchase, lease, like-kind exchange or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership including the authority to lease or acquire real and personal property from the General Partner or any Limited Partner;

(b)                               operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership, including the sale of real estate and personal property to the General Partner or any Limited Partner, and the loan of Partnership funds to third parties, the General Partner, or any of the Limited Partners;

(c)                                make and execute any and all agreements, contracts, promissory notes, loan agreements, security agreements, financing statements, collateral pledges, trust deeds, mortgages, deeds, easements, affidavits, leases, assignments, bills of sale, contracts, certifications, and other instruments necessary or convenient in connection with the acquisition, disposition, encumbrance, development, management, maintenance, and operation of the Property, or in connection with managing the affairs of the Partnership, including executing amendments to the Agreement and the Certificate in accordance with the terms of the Agreement, pursuant to any power of attorney granted by the Limited Partners to the General Partner;

(d)                               borrow money from third parties, the General Partner, or any Limited Partner and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership, and secure the same by mortgage, pledge, or other lien on any Property;

(e)                                prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Property;

(f)                                  care for and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

(g)                               contract on behalf of the Partnership for the employment and services of employees and/or independent contractors (which may include any Partner or an affiliate of any Partner), such as property managers, investment managers or advisers, lawyers, and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

(h)                               engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to the Partnership’s property or activities and General Partner liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

(i)                                   make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law, to adjust the basis of Property pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state or local law, in connection with transfers of Partnership interests and Partnership distributions;

(j)                                   take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership; and

(k)                                institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith.

Whenever there is more than one General Partner, the rights and powers of the General Partner hereunder shall be exercised by them in such manner as they may agree.  In the absence of an agreement among the General Partners, no General Partner shall exercise any of such rights and powers without the unanimous consent of all General Partners.

5.2                              Right to Rely on General Partner.  Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to:

(a)                                the identity of the General Partners and the Limited Partners;

(b)                               the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or which are in any other manner germane to the affairs of the Partnership;

(c)                                the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(d)                               any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

The signature of an executive officer or other comparable representative of the General Partner shall be sufficient to convey title to any real property owned by the Partnership or to execute any promissory notes, loan agreements, security agreements, financing statements, collateral pledges, trust deeds, mortgages, deeds, easements, contracts, certificates, affidavits, leases, assignments, or other instruments of any kind, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same.  All of the Partners do hereby appoint the General Partner as their attorney-in-fact for the execution of any or all of the documents described in this Section 5.2.

5.3                              Restrictions on Authority of General Partner.

(a)                                Without the consent of all of the Partners, no General Partner shall have the authority to:

(i)                                   do any act in contravention of this Agreement;

(ii)                                do any act which would make it impossible to carry on the business of the Partnership, except as otherwise provided in this Agreement;

(iii)                             knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

(iv)                            borrow any money from or lend any of the Partnership funds to the General Partner or any Limited Partner pursuant to any agreement or loan arrangement which contains interest rates, security provisions, or repayment terms less favorable to the Partnership than those that an independent third party lender or borrower (as the case may be) would require; or

(v)                               sell any Partnership assets to or buy any real or personal property from the General Partner or any Limited Partner unless the sales or purchase price is at fair market value and on terms to which an independent seller or buyer (as the case may be) would agree.

(b)                               Except as otherwise provided by this Agreement, no Limited Partner in its capacity as such, shall have any right to participate in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way.  Any Partner who acts beyond the scope of the authority granted by this Agreement shall, in addition to any other remedy available to the Partnership or the other Partners, be liable in damages to the Partnership and each other Partner for any loss or damages that they may incur or suffer as a consequence of such act.

5.4                              Duties and Obligations of General Partner.

(a)                                The General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Texas (and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged) and (ii) for the accomplishment of the Partnership’s purposes, including the acquisition, development, maintenance, preservation, and operation of the Partnership’s property and business in accordance with the provisions of this Agreement and applicable laws and regulations.

(b)                               The General Partner shall devote to the Partnership such time as may be necessary for the proper performance of all duties hereunder, but the General Partner shall not be required to devote himself full time to the performance of such duties.

(c)                                The General Partner shall be under a duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Limited Partners, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Partnership, in accordance with the standards applicable to partners in general partnerships as set forth in section 4.04 of the Texas Revised Partnership Act.

5.5                              Indemnification of Certain Persons.

(a)                                Indemnification at the Discretion of the Partnership.  The Partnership shall indemnify any Person who was, is, or is threatened to be, made a named defendant or respondent in a proceeding because the Person is or was a partner, officer, employee, or agent of the Partnership or serving at the request of the Partnership as a manager, officer, employee, or agent of any other entity, as follows:

(i)                                   Such Person shall be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the Person in connection with the proceeding; but, if the Person is found liable to the Partnership or is found liable on the basis that personal benefit was improperly received by the Person, the indemnification (1) is limited to reasonable expenses actually incurred by the Person in connection with the proceeding and (2) shall not be made (even as to expenses) in respect of any proceeding in which the Person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Partnership.

(ii)                                Such a Person shall be indemnified under this Agreement only if it is determined that such Person conducted himself in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the Partnership’s best interest, and in all other cases that his or her conduct was at least not opposed to the Partnership’s best interests.  In the case of any criminal proceeding, an additional determination must be made that such Person had no reasonable cause to believe his or her conduct was unlawful.

(b)                               Expenses Advanced.  The Partnership shall pay or reimburse in advance of the final disposition of a proceeding any reasonable expenses incurred by a Partner, officer, employee, or agent of the Partnership, or Person serving at the request of the Partnership as a manager, officer, employee, or agent of any other entity who was, is, or is threatened to be, made a named defendant or respondent in such a proceeding after the Partnership receives a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification as set forth herein and a written undertaking by or on behalf of the Person to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements.

The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent is not of itself determinative that the Person did not meet the requirements set forth herein.  A Person shall be deemed to have been found liable in respect of any claim, issue or matter only after the Person shall have been finally so adjudged by a court of competent jurisdiction and no opportunity for appeal then exists.

(c)                                  Other Protection and Indemnification.  The protection and indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which such Person may be entitled, under any agreement, insurance policy or vote of the Partners, or otherwise.

5.6                               Compensation and Loans.

(a)                                Compensation and Reimbursement.  Except as otherwise provided in this Section 5.6 or in a separate agreement, no Partner shall receive any salary, fee, or draw for services rendered to or on behalf of the Partnership, nor shall any Partner be reimbursed for any expenses incurred by such Partner on behalf of the Partnership.

(b)                               Expenses.  The General Partner may charge the Partnership for any direct expenses reasonably incurred in connection with the Partnership’s business.

(c)                                Loans.  Any Person may, with the consent of the General Partner, lend or advance money to the Partnership.  If any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Partnership.  The amount of any such loan or advance by a lending Partner shall bear interest at such rate and be payable on such terms as the General Partner and the lending Partner shall agree pursuant to Section 5.3(a)(iv) hereof.  If the General Partner is the lending Partner, the rate of interest shall be determined by the General Partner taking into consideration, without limitation, prevailing interest rates and the interest rates such General Partner is required to pay in the event such General Partner has itself borrowed funds to loan or advance to the Partnership.  None of the Partners shall be obligated to make any loan or advance to the Partnership.

5.7                              Operation Restrictions.  All property in the form of cash not otherwise invested shall be deposited in one or more accounts maintained in the name of the Partnership in such financial institutions as the General Partner shall determine or shall be invested in short-term liquid securities or shall be left in escrow and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine from time to time.

Article VI

ROLE OF LIMITED PARTNER

6.1                              Rights or Powers.  Except as otherwise set forth in Section 6.2 hereof, no Limited Partner shall have any right or power, in his capacity as a Limited Partner, to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way.

6.2                              Voting Rights.  The Limited Partners shall have the right to vote only on the matters explicitly set forth in this Agreement.

Article VII

BOOKS AND RECORDS

7.1                              Books and Records.  The Partnership shall keep adequate books and records at its principal place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership.  Any Partner or his designated representative shall have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records.

7.2                              Annual Reports.  Within a reasonable period after the end of each Partnership fiscal year, each Partner shall be furnished with pertinent information regarding the Partnership and its activities during such period.

7.3                              Tax Information.  Necessary tax information shall be delivered to each Partner after the end of each fiscal year of the Partnership.  Every effort shall be made to furnish such information within 75 days after the end of each fiscal year.

Article VIII

AMENDMENTS AND MEETINGS

8.1                              Amendments.

(a)                                Amendments to this Agreement may be proposed by the General Partner or by one or more Limited Partners constituting a Majority in Interest of the Partners.  Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment, provided that counsel for the Partnership shall have approved of the same in writing as to form, and the General Partner may include in any such submission a recommendation as to the proposed amendment.  The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate.  For purposes of obtaining a written vote, the General Partner may require response within a reasonable specified time, but not less than 15 days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation, if any, with respect to the proposal or, if the General Partner makes no recommendation, a vote which is consistent with the vote of the Majority in Interest of all Partners who voted.  A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of a Majority in Interest of the Partners.

(b)                               Notwithstanding Section 8.1(a) hereof, this Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a General Partner’s interest, (ii) modify the limited liability of a Limited Partner, (iii) except as provided in Section 8.1(c), alter the interest of a Partner in Profits, Losses, component items thereof, or any Partnership distributions, or (iv) remove the General Partner except for cause or add additional General Partners.

(c)                                With the consent of a 50.1% Majority in Interest of the Partners, the General Partner may amend this Agreement to admit new Limited Partners and to change the Partners’ respective interests in Profits, Losses, component items thereof, and distributions in order to fairly reflect the value of Capital Contributions made by new or existing Partners in relation to the then value of the Partnership.

8.2                              Meetings of the Partners.

(a)                                Meetings of the Partners may be called by the General Partner and shall be called upon the written request of Limited Partners holding 50% or more of the Sharing Percentages.  The call shall state the nature of the business to be transacted.  Notice of any such meeting shall be given to all Partners not less than seven days nor more than 30 days prior to the date of such meeting.  Partners may vote in person or by proxy at such meeting.  Whenever the vote or consent of Partners is permitted or required under the Agreement, such vote or consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 8.1 hereof.  Except as otherwise expressly provided in the Agreement, the vote of a Majority in Interest of the Partners shall control.

(b)                               For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or any adjournment thereof, the General Partner or the Limited Partner requesting such meeting may fix, in advance, a date as the record date for any such determination.  Such date shall not be more than 30 days nor less than 10 days before any such meeting.

(c)                                Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting or voting or participating at a meeting.  Every proxy must be signed by the Limited Partner or his attorney-in-fact.  No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

(d)                               Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

Article IX

TRANSFERS OF INTERESTS

9.1                              Admission of New Partners.  Except as provided in Section 8.1(c) and 9.9 hereof, no Person shall be admitted as a Partner without the consent of all Partners.  Any Person becoming a Partner shall execute, and shall cause his spouse to execute, a written acknowledgment that he has read this Agreement and all amendments hereto and that he agrees to be bound by each and every of its terms and conditions.

9.2                              Restriction on Transfers.  Without the written consent of all Partners, no transfers of all or a part of a Partner’s Interest in the Partnership may be effected except as permitted in this Article.  Except as otherwise provided in this Agreement, no person acquiring an Interest may become a Partner without the consent of all other Partners.  A permitted transfer shall be effective as of the date specified in the instruments relating to the transfer of the Interest in the Partnership unless the Agreement requires a different date.  The Interest of any transferee shall be subject to the provisions of this Agreement even if such transferee does not become a Partner, and the Partnership may disregard any transfer until it shall have received the transferee’s written acknowledgment that it shall hold the transferred Interest subject to all provisions of this Agreement.

9.3                              Voluntary Transfers of Partnership Interests.

(a)                                Notice of Sale.  If a person desires to sell any Interest, he must give written notice to the General Partner describing all the terms of that sale (including the Interest to be sold, the purchase price, the terms for payment, the closing date, any conditions to the sale, and the fair market value of any consideration to be given in the form of property), and completely identifying the proposed ultimate purchaser.  The General Partner shall immediately notify the other Partners upon receipt of such notice.

(b)                               Options to Purchase.  The Partnership will have a first option to purchase all or some of the Interest described in the seller’s notice, and may exercise that option at any time within 30 days of the receipt by the General Partner of the seller’s notice by giving written notice to the seller and each other Partner of the portion of the Interest it has elected to purchase.

Each of the other Partners will have a second option to purchase his proportionate portion of any remaining portion of the Interest described in the seller’s notice and may exercise his option at any time within 15 days of the expiration of the Partnership’s option period by giving written notice to the seller of the portion of the Interest he has elected to purchase.

If the Partnership and the other Partners in the aggregate elect to purchase less than all of the Interest described in the seller’s notice, then none of those options may be exercised.

If the Partnership and the other Partners elect to purchase in the aggregate all of the Interest described in the seller’s notice, then the Partnership and those Partners who have elected to purchase (subject to any conditions stated in the seller’s notice) will become bound to purchase, and the seller will become bound to sell, that entire Interest to the Partnership and electing Partners in the proportions specified in the exercise notices.  Each such purchaser will pay a pro rata share of the purchase price as described in the seller’s notice, to be paid on the same terms as described in the seller’s notice, except that in lieu of any consideration which is other than cash or notes, the purchaser will pay cash equal to the value of that consideration.  If more than one purchaser is required to give a note in payment of any portion of the purchase price, each such note shall be independent and free of any cross default provision, and if security is required for such a note by the terms of the seller’s notice, the security given for one such note shall not secure the payment of any other such note.

The closing of any purchases by the Partnership or other Partners will take place on the later of (1) the closing date specified in the seller’s notice, or (2) ten days after the expiration of the second option period.

If the options under this paragraph (b) are not exercised the proposed sale may take place.  However, the Partnership will have the right to examine, within the 30 days following the closing date described in the seller’s notice, the records of the seller and the purchaser to satisfy itself that the sale has been consummated on the terms described in the seller’s notice.  If the sale is not consummated on those terms and within the time specified in the seller’s notice, the Partnership may cancel on its books any transfer of Interest previously made to reflect that sale.

9.4                              Transfers by General Partner.  The transfer of a General Partner’s Interest shall be subject to the provisions of this Section 9.4 in addition to the other provisions of this Article IX.

(a)                                Transfers that would Constitute an Event of Default.  No transfer may be made by the General Partner of an Interest in the Partnership if such transfer would constitute an event of default (or an event that, upon notice or the passage of time, or both, would constitute a default) under any agreement or instrument by which the Partnership has borrowed money or by which the Partnership’s property is encumbered, and any attempt to do so shall be null and void.

(b)                               Termination of a General Partner or Affiliate.  Upon the dissolution or other termination of the existence of an entity that is a General Partner, that General Partner’s successors in interest shall lose all right to exercise any management powers with respect to the Partnership, except upon the consent of all other Partners.  The Interest held by the , successors, or assigns of the terminated General Partner shall automatically be converted to a limited partnership interest.

(c)                                Deficit Capital Account Balance.  Upon the conversion of a general partnership interest to a limited partnership interest, the holder of that limited partnership interest shall continue to be responsible, as if he had continued as a General Partner, for any deficit balance in his Capital Account as of the date his interest his converted and he shall continue to be entitled to allocations under Section 3.1(b) of this Agreement.  The other General Partners or the succeeding General Partner may cause the books of the Partnership to be closed, and all allocations under the Agreement to be made, as of the date immediately preceding the conversion, if they deem it necessary or appropriate in order to properly reflect the interests of the Partners in the Partnership’s assets, liabilities, and operating results.

9.5                              Options on Involuntary Transfers.

(a)                                If any Interest passes to any Person other than a Partner as a result of attachment, garnishment, execution, levy, seizure, foreclosure of (or transfer pursuant to) a pledge or other security or collateral interest, receivership, or other involuntary means of any kind, whether or not judicial, or as a result of a receivership or bankruptcy proceeding whether or not voluntary, the Interest so passing will be subject to the following options:

(i)                                   The Partnership will have a first option to purchase all or any portion of the Interest.

(ii)                                The other Partners will have a second option to purchase all or any portion of the remaining Interest.

(b)                               These options may be exercised as set out in Section 9.6 below, and for that purpose the first option period will begin on the date of transfer and will end 60 days thereafter.

9.6                              Exercise of Options.

(a)                                The option period for any first option arising under this Article (except Section 9.3) will be the period specified for it above.  However, the commencement of any first option period will be postponed from day to day until the Partnership and the optionee of that first option become aware of the event which created the option.  The duration of the first option period will also be extended, day to day, as necessary until the purchase price has been determined.  The option period for any second option will be 20 days long and will begin the day following the expiration of the first option period.  The option period for any third option will be 20 days long and will begin the day following the expiration of the second option period.

(b)                               Any option under this Article may be exercised only by written notice given within the applicable option period to the General Partner as set forth in Section 13.1 below and to the person whose Interest is subject to that option.

(c)                                The price at which an Interest will be bought or sold pursuant to an option arising under this Article, other than Section 9.3, will be determined by mutual agreement of the General Partner and each Limited Partner.  Closing of that purchase or sale will take place on the later of the 15th day following the expiration of the last option period for all options to purchase or sell or on the 15th day following the date on which the purchase price has been determined.  At closing, each purchaser will pay the purchase price of the Interest purchased by him as follows:

The balance of the purchase price will be paid by the execution and delivery of the purchaser’s promissory note, earning interest at the rate of 7% per annum or such higher rate as may then be the “applicable federal rate” under Section 1274 of the Code, principal and accrued interest payable in 20 equal blended quarterly installments.

(d)                               Delivery of Title.  At the closing of any sale pursuant to an option under this Article, the seller will deliver to the purchasers such documentation as the Partnership may reasonably require evidencing the transfer.  An Interest will be sold free and clear of all liens and encumbrances whatsoever.

(e)                                Proportionate Purchases by Other Partners.  Each Partner having the right to exercise an option to purchase an Interest has the right to purchase his proportionate part of the Interest which is subject to that option, net of any portion of that Interest which the Partnership may have elected to purchase.  An electing Partner’s exercise notice which attempts to exercise an option for a greater proportionate part of the Interest than that to which he is entitled will be automatically reduced to the maximum proportionate part of the Interest to which he is entitled.  For this purpose each Partner’s proportionate part, expressed as a percentage, is equal to his Sharing Percentage.

(f)                                  Voting of Interests in Favor or Against Partnership Purchases.  If the vote or consent of the Partners should ever be required in order to authorize the Partnership to purchase any Interest pursuant to an option given by this Agreement, the holder of the Interest which is subject to that option will be deemed to have voted in favor or against the purchase as is consistent with the votes cast by a Majority in Interest of all other Partners.

9.7                              Prohibited Transfers.  Notwithstanding any other provision of this Agreement, no voluntary transfer of an Interest in the Partnership may be made if such transfer would result in a termination of the Partnership for federal tax purposes pursuant to section 708 of the Code, adversely affect the classification of the Partnership as a partnership for tax purposes, or violate any applicable provision of federal or state securities laws, and any attempt to do so shall be null and void.

9.8                              Right of Transferee to Become a Partner.  No transferee of all or part of a Partner’s Interest shall have the right to become a Partner without the unanimous consent of the Partners.  Until the transferee is admitted as a Partner, no Partner or other person may cast a vote with respect to the transferred Interest, and that Interest will be entirely disregarded for purposes of determining the existence of a quorum or the validity of any action of the Partners.  Any person or entity becoming a substituted Partner shall pay the reasonable costs of such substitution plus the reasonable costs and expenses the Partnership may incur in connection with any federal income tax election made by the Partnership that benefits such substituted Partner.

9.9                              Right of Partner to Assign Partner’s Interest.  Notwithstanding the provisions of Sections 9.2 and 9.8 hereof a Partner may assign its Interest and all rights and obligations in connection therewith in the Partnership to any Affiliate of such Partner without first having to obtain the written consent of the Partners.  The assignment by a Partner to an Affiliate shall become effective on the date specified in the instruments relating to the assignment of the Interest of the Partnership.  Upon assignment by a Partner, the Affiliate shall become a Partner and the Interest of the Affiliate in the Partnership shall be subject to the provisions of this Agreement.

Article X

GENERAL PARTNERS

10.1                        Additional General Partners.  Except as provided in this Article X and Section 9.1 hereof, no Person shall be admitted to the Partnership as a General Partner without the unanimous consent of the Partners.  At any time with the unanimous consent of the Partners any Person (including a Limited Partner) may become a General Partner on such terms and conditions as may be agreed upon.  Any person becoming a General Partner will automatically have the rights, authorities, duties, and obligations of a General Partner under this Agreement.

10.2                        Resignation and Removal of General Partners; Conversion of General Partnership Interest.

(a)                                A General Partner may resign at any time on 30 days’ written notice to each other Partner.

(b)                               Any or all of the General Partners may be removed -

(i)                                   by a Majority in Interest of the other General Partners or by a Majority in Interest of the Limited Partners upon the material or repeated breach of this Agreement or any agreement among the General Partners, not inconsistent with this Agreement, concerning the rights and duties of the General Partners;

(ii)                                by a Majority in Interest of the other General Partners or by a Majority in Interest of the Limited Partners upon any event of withdrawal of that General Partner as defined in paragraphs (a)(4) through (a)(10) of Section 4.02 of the Act; or

(iii)                             at any time with or without cause by a two-thirds Majority in Interest of the Limited Partners.

(c)                                On the day immediately following a General Partner’s removal or resignation, or on the day immediately following the transfer of any portion of a General Partner’s Interest to a Person who has not been admitted as a General Partner, his Interest (or that portion which has been transferred) shall be automatically converted into a limited partner Interest, except that he shall continue to be responsible, as if he had continued as a General Partner, for any deficit balance in his Capital Account as of the date his interest is converted and he shall continue to be entitled to allocations under Subsection 3.1(b) of this Agreement.  The other General Partners may cause the books of the Partnership to be closed, and all allocations under the Agreement to be made, as of the date immediately preceding the conversion if they deem it necessary or appropriate in order to properly reflect the interests of the Partners in the Partnership’s assets, liabilities, and operating results.

10.3                        Covenant Not to Withdraw, Transfer or Dissolve.  Except as otherwise permitted by this Agreement, the General Partner hereby covenants and agrees not to (a) withdraw or attempt to withdraw from the Partnership, (b) exercise any power under this Act to dissolve the Partnership, or (c) transfer all or any portion of his interest in the Partnership as a General Partner except as provided in Section 9.5 hereof.  Further, the General Partner hereby covenants and agrees to continue to carry out the duties of a General Partner hereunder until the Partnership is wound up and liquidated pursuant to Article XI hereof.

Article XI

WITHDRAWAL AND WINDING UP

11.1                        Withdrawal by a Partner.  An event of withdrawal of a Partner occurs on:

(a)                                Receipt by the Partnership of notice of the Partner’s express will to withdraw as a Partner on the date of receipt of the notice or on a later date specified in the notice (whether or not such a withdrawal is in contravention of this Agreement);

(b)                               Application by the Partnership or another Partner for the Partner’s expulsion by judicial decree; or

(c)                                Termination of a Partner’s existence, or, in the case of a Partner who is an individual, such Partner’s death or the appointment of a guardian or a general conservator for such Partner.

11.2                        Redemption of Withdrawing Partner’s Interest if Partnership Not Wound Up.  Except as otherwise provided in this Agreement, no Partner shall have the right (by statute or otherwise) to have his Interest redeemed or repurchased upon his withdrawal.  If an event of withdrawal occurs, the Interest of the withdrawing Partner may be redeemed by the Partnership as of the date of withdrawal as described in this section, which shall also be considered the “date of closing”.  If the Partnership elects to redeem the withdrawing Partner’s Interest, the withdrawing Partner will be entitled to be indemnified by the Partnership against all liability to Partnership creditors for Partnership obligations and to have the net fair market value of his Partnership Interest, less his Partner Obligation, together with interest thereon at 7% per annum or at such higher rate as may then be the “applicable federal rate” under Section 1274 of the Internal Revenue Code, paid to him in 20 equal quarterly installments of principal and interest.  If a Partner’s Obligation exceeds the amount payable to him for his Interest, he shall remit the net amount of his Partner Obligation in accordance with its terms, and no amount shall be payable to him.

If an event occurs within 60 days of the withdrawal that requires a winding up of the Partnership then any redemption which the Partnership has elected to make shall be rescinded and the withdrawing Partner shall be deemed to have continued to be a Partner through the winding up.

11.3                        Distribution in Liquidation of a Partner’s Interest.  If the Interest of a Partner is liquidated (other than by a purchase by another Partner or the Partnership) any distribution to that Partner shall be made in an amount equal to the positive balance of that Partner’s Capital Account, after giving effect to all contributions, distributions, and allocations for all periods including the year during which such liquidation occurs, in compliance with Treas. Regs. § 1.704-1(b)(2)(ii)(b)(2).  If that Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all periods, including the year during which such liquidation occurs), and if that Partner has an obligation under this Agreement to restore any negative balance in his Capital Account, that Partner shall contribute to the capital of the

Partnership the amount necessary to restore such deficit balance to zero in compliance with Treas. Regs. § 1.704-1(b)(2)(ii)(b)(3).  Such deficit restoration obligation on the part of the Partner shall be considered to be a debt to only the Partnership and to no other party.  A Partner shall also remain liable for any other Partner Obligation he may have to the Partnership, and the Partnership may offset any distribution due to a Partner against any such Partner Obligation.  If a Partner’s Obligation exceeds the amount payable to him for his Interest, he shall remit the net amount of his Partner Obligation in accordance with its terms, and no amount shall be payable to him.

11.4                        Liquidating Events.  The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a)                                The sale of all or substantially all of the Partnership’s Property;

(b)                               The unanimous vote of all the Partners to dissolve, wind up, and liquidate the Partnership;

(c)                                The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Partnership; or

(d)                               The expulsion, bankruptcy, or other event of withdrawal of a General Partner or of the sole remaining General Partner.

The Partners hereby agree that, notwithstanding any provision of the Act or the Texas Uniform Partnership Act, the Partnership shall not wind up prior to the occurrence of a Liquidating Event.  Furthermore, if an event specified in Section 11.4(d) hereof occurs, the Partnership shall not wind up if, within 90 days of the date such event occurs, the remaining General Partners (if any) unanimously agree to continue the Partnership or the Limited Partners (if there is no remaining General Partner) unanimously appoint a successor General Partner and agree to continue the Partnership.  If it is determined, by a court of competent jurisdiction, that the Partnership has begun winding up (i) prior to the occurrence of a Liquidating Event, or (ii) upon the occurrence of an event specified in Section 11.4(d) hereof following which the Limited Partners elect a successor General Partner pursuant to the previous sentence, the Partners hereby agree to continue the business of the Partnership without a winding up or liquidation.

11.5                        Winding Up.  Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners.  No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.  The General Partner (or, in the event there is no remaining General Partner, any Person elected by a Majority in Interest of the Limited Partners) shall be responsible for overseeing the winding up and dissolution of the Partnership, including the filing of a certificate of cancellation as required by Section 2.03 of the Act, and shall take full account of the Partnership’s liabilities and property.  Each Partner shall repay or remain liable for any Partner Obligation which he owes the Partnership in accordance with its terms, and the General Partner is authorized to employ all legal remedies for the collection of such monies.  The Partnership’s property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a)                                First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(b)                               Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the Limited Partners;

(c)                                Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner; and

(d)                               Thereafter, the balance, if any, to the Partners in proportion of the positive balances of their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

11.6                        No Additional Compensation.  No General Partner shall receive any additional compensation for any services performed pursuant to this Article XI.

11.7                        Compliance With Timing Requirements of Regulations.  In the event the Partnership is “liquidated” within the meaning of Treas. Regs. § 1.704-1(b)(2)(ii)(g), then (a) distributions shall be made pursuant to this Article XI to the Partners who have positive Capital Accounts in compliance with Treas. Regs. § 1.704-1(b)(2)(ii)(b) (2), and (b) if the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treas. Regs. § 1.704-1(b)(2)(ii)(b)(3).  Such deficit restoration obligation on the part of the General Partner shall be considered to be a debt to only the Partnership and to no other party and it shall be incurred by the General Partner upon liquidation as provided herein.  If any Limited Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit except to the extent that the Limited Partner is otherwise obligated to make a Capital Contribution under this Agreement, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.  If a Partner’s Obligation exceeds the amount payable to him for his Interest, he shall remit the net amount of his Partner Obligation in accordance with its terms, and no amount shall be payable to him.

In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article XI may be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contested, contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership.  The assets of any such trust shall be distributed to the Partners, from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed among the Partners pursuant to this Agreement.

11.8                        Consequences of a Tax Termination.  Notwithstanding any other provision of this Article XI, in the event the Partnership is liquidated within the meaning of Treas. Regs. 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up.

11.9                        Rights of Limited Partner.  Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of his Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership.  Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to the return of his Capital Contributions, distributions, or allocations.

Article XII

POWER OF ATTORNEY

12.1                        General Partner as Attorney-In-Fact.  Each Limited Partner hereby makes, constitutes, and appoints each General Partner and any successor General Partner, with full power of substitution and resubstitution, his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record (a) this Agreement and all agreements, certificates, instruments, and other documents amending or changing this Agreement as it now reads or is hereafter amended which the General Partner may deem necessary, desirable, or appropriate including, without limitation, amendments or changes to reflect (i) the exercise by any General Partner of any power granted to him under this Agreement; (ii) any amendments adopted by the Partners in accordance with the terms of this Agreement; (iii) the admission of any substituted Partner; and (iv) the disposition by any Partner of his interest in the Partnership; and (b) any certificates, instruments, and documents as may be required by, or may be appropriate under, the laws of the State of Texas or any other state or jurisdiction in which the Partnership is doing or intends to do business.  Each Limited Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Limited Partner might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

12.2                        Nature of Special Power.  The power of attorney granted pursuant to this Article XII:

(a)                                is a special power of attorney coupled with an interest and is irrevocable;

(b)                               may be exercised by any such attorney-in-fact by setting forth the name of the Limited Partner executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Limited Partner; and

(c)                                shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Limited Partner and shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of his Interest in the Partnership, except that where the assignment is of such Limited Partner’s entire Interest in the Partnership and the assignee, with the consent of the General Partner, is admitted as a substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

Article XIII

MISCELLANEOUS

13.1                        Notices.  Any notice, request, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by regular, registered, or certified mail, by overnight courier or telecopy, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

(a)                                If to the Partnership, at the address set forth in Section 1.5 hereof; and

(b)                               If to the General Partner or a Limited Partner, to the address set forth in Exhibit “A” hereto.

Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered, if delivered personally or if sent by overnight courier, telecopy or regular mail, or three days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid.  If an attempt to give notice by facsimile transmission fails because of any problem with the recipient’s designated facsimile number or facsimile equipment, such notice will nevertheless be considered to have been effected on the day of that attempted transmission if it is also transmitted that day by overnight delivery to the recipient and is actually received on the next following day.  Any Person may from time to time specify a different address by notice to the Partnership and the Partners.

13.2 Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13.3                        Construction.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

13.4                        Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof

13.5                        Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.6                        Incorporation by Reference.  Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

13.7         Further Action.  Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

13.8         Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.  The use of the singular shall include a reference to the plural and vice-versa unless the context clearly requires otherwise.

13.9         Governing Law.  The internal laws, but not the law of conflicts, of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

13.10       Waiver of Action for Partition.  Each of the Partners irrevocably waives any right that he may have to maintain any action for partition with respect to any of the Partnership’s property.

13.11       Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.12       Sole and Absolute Discretion.  Except as otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such General Partner.

Executed on the dates set out beside our signatures to be effective as set forth above.

GENERAL PARTNER:

Date:	December 13, 1999	By:	Fleetwood General Partner of Texas,
Inc.

By:
			Name:	William H. Lear
			Title:	Sr. Vice President

LIMITED PARTNER:

Date:	December 13, 1999	By:	Fleetwood Homes Investment, Inc.

By:
			Name:	William H. Lear
			Title:	Sr. Vice President

30

EXHIBIT “A”

TO THE AGREEMENT OF LIMITED PARTNERSHIP OF

FLEETWOOD HOMES OF TEXAS, L.P.

GENERAL PARTNERS

Name, Address and		Initial Capital
Telecopy Number	Contribution	Percentage	Sharing Percentage
Fleetwood General		1.00%	1.00%
Partner of Texas, Inc.
3125 Myers Street
P.O. Box 7638
Riverside, California 92513-7638
(909) 351-3776

LIMITED PARTNERS

Name, Address and		Initial Capital
Telecopy Number	Contribution	Percentage	Sharing Percentage
Fleetwood Homes		99.00%	99.00%
Investment, Inc.
3125 Myers Street
P.O. Box 7638
Riverside, California 92513-7638
(909) 351-3776

A-1

EXHIBIT “B”

TO THE AGREEMENT OF LIMITED PARTNERSHIP OF

FLEETWOOD HOMES OF TEXAS, L.P.

EXCEPTIONS TO THE GENERAL PARTNER’S AUTHORITY

1.             None

B-1

13.7         Further Action.  Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

13.8         Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require. The use of the singular shall include a reference to the plural and vice-versa unless the context clearly requires otherwise.

13.9         Governing Law.  The internal laws, but not the law of conflicts, of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

13.10       Waiver of Action for Partition.  Each of the Partners irrevocably waives any right that he may have to maintain any action for partition with respect to any of the Partnership’s property.

13.11       Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.12       Sole and Absolute Discretion.  Except as otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such General Partner.

Executed on the dates set out beside our signatures to be effective as set forth above.

GENERAL PARTNER:

Date:	December 13, 1999	By:	Fleetwood General Partner of Texas,
Inc
By:
			Name:	William H. Lear
			Title:	Sr. Vice President

LIMITED PARTNER:

Date:	December 13, 1999	By:	Fleetwood Homes Investment, Inc.
By:
			Name:	William H. Lear
			Title:	Sr. Vice President

EXHIBIT “A”

TO THE AGREEMENT OF LIMITED PARTNERSHIP OF

FLEETWOOD HOMES OF TEXAS, L.P.

GENERAL PARTNERS

Name, Address and Telecopy Number	Contribution	Initial Capital Percentage	Sharing Percentage
Fleetwood General Partner of Texas, Inc.		1.00%	1.00%
3125 Myers Street
P.O. Box 7638
Riverside, California 92513-7638
(909) 351-3776

LIMITED PARTNERS

Name, Address and Telecopy Number	Contribution	Initial Capital Percentage	Sharing Percentage
Fleetwood Homes Investment, Inc.		99.00%	99.00%
3125 Myers Street
P.O. Box 7638
Riverside, California 92513-7638
(909) 351-3776

A-1

EXHIBIT “B”

TO THE AGREEMENT OF LIMITED PARTNERSHIP OF

FLEETWOOD HOMES OF TEXAS, L.P.

EXCEPTIONS TO THE GENERAL PARTNER’S AUTHORITY

1.             None

B-1